       As filed with the Securities Exchange Commission on March 4, 1997

                                                     Registration No. 333-______




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                      -----

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                      -----

                         GRAND HAVANA ENTERPRISES, INC.
                      (FORMERLY, UNITED RESTAURANTS, INC.)
              (Exact Name of Registrant as Specified in it Charter)
                                      -----

           DELAWARE                                         95-4428370
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                           Identification No.)

                             1990 WESTWOOD BOULEVARD
                          LOS ANGELES, CALIFORNIA 90025
                                 (310) 475-5600
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                           1996 STOCK OPTION PLAN, and
                            CONSULTANT STOCK OPTIONS
                            (Full Title of the Plans)

                                  HARRY SHUSTER
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             1990 WESTWOOD BOULEVARD
                          LOS ANGELES, CALIFORNIA 90025
                                 (310) 475-5600
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:
                            GERALD M. CHIZEVER, ESQ.
                             MADGE S. BELETSKY, ESQ.
                   RICHMAN, LAWRENCE, MANN, GREENE, CHIZEVER,
                               FRIEDMAN & PHILLIPS
                             9601 WILSHIRE BOULEVARD
                         BEVERLY HILLS, CALIFORNIA 90210
                                 (310) 274-8300
                              (310) 274-2831 (FAX)

                         CALCULATION OF REGISTRATION FEE


                                                    Proposed                  Proposed
   Title to                                          Maximum                   Maximum
 Securities to              Amount to            Offering Price               Aggregate               Amount of
 be Registered            be Registered             Per Share              Offering price         Registration Fee
 -------------            -------------             ---------              --------------         ----------------
Common Stock                626,500(1)              $  2.68(2)                $1,679,020              $ 524.69
Common Stock                 20,000(3)              $   .80(4)                $   16,000              $   5.00
Common Stock                  5,000(3)              $  1.00(4)                $    5,000              $   1.56
                            -------                 -------                   ----------              --------
                            651,500(5)                                        $1,700,020              $ 531.25
                            =======                                           ==========              ========

(1) Represents the maximum number of shares of Common Stock which may be issued pursuant to the 1996 Stock Option Plan.

(2) Estimated solely to determine the registration fee. Based on the option exercise price for stock options already granted under the Plan and on the average of the high and low sales prices per share of Common Stock of the Company on February 27, 1997 with respect to shares of Common Stock remaining to be granted under the Plan.

(3) Represents shares of Common Stock underlying options granted to a consultant under the Consultant Stock Option Agreements.

(4) Based on the option exercise prices of stock options granted to a consultant under the Consultant Stock Option Agreements.

(5) Plus such indeterminate number of additional shares of Common Stock as may be required in the event of a stock dividend, reverse stock split or combination of shares, recapitalization or other change in the Company's capital stock.


                                EXPLANATORY NOTE

         The Reoffer Prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of the Common Stock of United Restaurants, Inc., a Delaware corporation (the "Company"), acquired by "affiliates" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933 (the "Securities Act")), pursuant to the exercise of options granted under the Company's 1996 Stock Option Plan and for the resale of certain "restricted securities" which may be acquired by a consultant of the Company upon the exercise of options granted by the Company. Pursuant to General Instruction C(2) of Form S-8, the Reoffer Prospectus may be supplemented pursuant to Rule 424(b) under the Securities Act as the names of additional persons and the amount of securities available to be resold by them pursuant to the Reoffer Prospectus become known.

         The documents containing the information specified in Part I of this Form S-8 Registration Statement will be sent or given to participants in the Company's 1996 Stock Option Plan as specified by Rule 428(b)(1). Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

           FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION IN REOFFER
            PROSPECTUS OF INFORMATION REQUIRED BY PART I OF FORM S-3


         FORM S-3 ITEM NUMBER                          LOCATION/HEADING IN PROSPECTUS
1.       Forepart of Registration Statement            Cover Page
         and Outside Front Cover Page of
         Prospectus

2.       Inside Front and Outside Back                 Available Information; Documents
         Cover Page of Prospectus                      Incorporated by Reference; Table of
                                                       Contents



3.       Summary Information, Risk Factors             Risk Factors
         and Ratio of Earnings to Fixed
         Charges


4.       Use of Proceeds                               Use of Proceeds


5.       Determination of Offering Price               Not Applicable


6.       Dilution                                      Not Applicable


7.       Selling Security Holders                      Selling Stockholders


8.       Plan of Distribution                          Plan of Distribution


9.       Description of Securities to be               Documents Incorporated by Reference
         Registered


10.      Interests of Named Experts and                Not Applicable
         Counsel


11.      Material Changes                              Not Applicable


12.      Incorporation of Certain                      Documents Incorporated by Reference
         Information


13.      Disclosure of Commission Position             Part II, Item 9, Undertakings
         on Indemnification for Securities
         Act Liabilities

                               REOFFER PROSPECTUS


                                 651,500 SHARES


                         GRAND HAVANA ENTERPRISES, INC.


                                  Common Stock

                  This Prospectus relates to the sale of an aggregate of up to 651,500 shares (the "Shares"), of the common stock, par value $.01 per share (the "Common Stock"), of Grand Havana Enterprises, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Common Stock to which this Prospectus relates may be issued (i) upon exercise of stock options granted or to be granted by the Company pursuant to the Company's 1996 Stock Option Plan (the "Plan") and (ii) upon the exercise of stock options granted to a consultant of the Company pursuant to a Stock Option Agreement dated January 30, 1996 and a Stock Option Agreement dated September 15, 1996 (collectively, the "Consultant Stock Option Agreements").

                  The Selling Stockholders may from time to time offer their shares of Common Stock to purchasers directly or through agents, brokers or dealers. Such shares may be sold at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

                  The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

                  The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "PUFF." On February 27, 1997 the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $3.1875 per share.

                              ---------------------

          SEE "RISK FACTORS," COMMENCING ON PAGE 6 OF THIS PROSPECTUS,
               FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
                     CONSIDERED BY PROSPECTIVE PURCHASERS OF
                        THE COMMON STOCK OFFERED HEREBY.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COM-
                   MISSION OR ANY STATE SECURITIES COMMISSION
                      PASSED UPON THE ACCURACY OR ADEQUACY
                        OF THIS PROSPECTUS. ANY REPRESEN-
                            TATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 4, 1997.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION .................................................        3

DOCUMENTS INCORPORATED BY REFERENCE ...................................        4

THE COMPANY ...........................................................        5

RISK FACTORS ..........................................................        6

USE OF PROCEEDS .......................................................       13

SELLING STOCKHOLDERS ..................................................       13

PLAN OF DISTRIBUTION ..................................................       14

LEGAL MATTERS .........................................................       14

EXPERTS ...............................................................       14

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, N.Y. 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Company has filed a registration statement (the "Registration Statement") on Form S-8 with respect to the Common Stock offered hereby with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents have been filed with the Commission and are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, containing audited financial statements for the fiscal year ended September 30, 1996.

                  (b) The Company's quarterly report on Form 10-QSB for the fiscal quarter ended December 29, 1996, and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended September 30, 1996.

                  (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, as filed with the Commission on September 25, 1994, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a report or document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Grand Havana Enterprises, Inc., 1990 Westwood Boulevard, Los Angeles, California 90025, Attn:
Corporate Secretary (telephone (310) 475-5600).

                                   THE COMPANY

         Grand Havana Enterprises, Inc. and its subsidiaries (collectively, the "Company") is engaged in the business of the ownership, operation and development of restaurants, including the ownership and operation of one "Grand Havana Room" private membership restaurant and cigar club which opened in June 1995 and two additional Grand Havana Rooms, one in New York, New York and one in Washington, D.C., which are scheduled to open in the near future. The Company intends to actively pursue the operation of its existing Grand Havana Room location and the development of additional "Grand Havana Room" locations in major cities as its principal business focus. In addition to developing and operating Grand Havana Rooms, the Company intends to enter into the retail cigar market in New York, Las Vegas, Los Angeles and Washington, D.C. and to establish its own cigar label for distribution throughout the United States.

         On May 27, 1993, soon after its incorporation, the Company acquired all of the issued and outstanding shares of the capital stock of Love's Enterprises, Inc. ("Love's"). Love's, which has been in business since the 1950's, currently operates three Company-owned Love's restaurants and is the franchisor of an additional 10 Love's restaurants. In December 1996, the Board of Directors of Love's adopted a formal plan of discontinuance of this subsidiary's operations, and the Company has commenced negotiations with various interested parties to dispose of the Company owned Love's restaurants and to convert the franchisees of the Love's restaurants into licensees.

         In April 1995, the Company opened "On Canon," an upscale Italian restaurant and bar in Beverly Hills, California, which it continues to operate.

         The Company's initial Grand Havana Room opened in June, 1995 and is located in Beverly Hills, California, on the second floor above the Company's On Canon restaurant. The Company has entered into leases for space in New York, New York and Washington, D.C., in which it is currently developing two new Grand Havana Rooms, which Grand Havana Rooms are anticipated to open in late winter or early spring 1997.

         The Grand Havana Room is a private club that includes the operation of an upscale restaurant, a full bar and a private smoking lounge. The Grand Havana Room also offers the ancillary sale of cigars, tobacco products and cigar accessories. All of the facilities of the Grand Havana Room, including the bar and restaurant, are only available for use by members and their guests. The Company intends to actively engage in the development, ownership and operation of Grand Havana Rooms in other major cities.

         The Company was incorporated under the laws of the State of Delaware on April 13, 1993 under the name "United Restaurants, Inc." The Company changed its name to "Grand Havana Enterprises, Inc." in February 1997. The Company's executive offices are located at, and its mailing address is, 1990 Westwood Boulevard, 3rd Floor, Los Angeles, California 90025, and its telephone number is
(310) 475-5600.

                                  RISK FACTORS

         An investment in the securities offered hereby is highly speculative and involves a high degree of risk. Prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, the following factors which could materially and adversely affect the operations and prospects of the Company or an investment therein, before making a decision to purchase any securities offered hereby:

         Operating Losses. The Company has experienced operating losses since its inception. For its fiscal years ended September 30, 1995 and September 30, 1996, the Company experienced net losses of $1,771,725 and $1,468,044, respectively. In addition, for the three-month period ended December 29, 1996, the Company had a net loss of $1,229,947 and anticipates that it will continue to experience losses from its operations in the future. Although the Company believes a significant portion of its negative operating results since inception is due to the high corporate overhead and development costs incurred in connection with the Company's expansion (and, with respect to its loss for the quarter ended December 29, 1996, due to a loss associated with the Company's discontinuance of its Love's operations), there can be no assurance that the Company will be able to be operated profitably in the future. The Company anticipates that it will continue to experience net operating losses as it continues working on its ongoing development plans, including the establishment of additional Grand Havana Rooms. Even after the Company's development plans are completed, there can be no assurance that the restaurants and cigar clubs owned by the Company will be able to be operated profitably. Failure by the Company to operate one or more of its restaurants or cigar clubs profitably could result in significant operating losses for the Company.

         Dependence on Management. The Company's success will depend largely upon the Company's management, in particular, Harry Shuster, the Company's Chairman of the Board, President and Chief Executive Officer. The Company has entered a consulting agreement with Mr. Shuster, which agreement is currently renewable on a year-to-year basis unless either party determines to terminate the agreement. The loss of the services of Mr. Shuster, or other key management personnel, could have a material adverse effect on the Company's business and prospects.

         Geographic Concentration; Uncertainty of Market Acceptance. All of the Company's current operations, including its On Canon restaurant and initial Grand Havana Room, are in Southern California. Consequently, the results achieved to date by the Company's existing restaurants and cigar club may not be indicative of the prospects of market acceptance of a larger number of restaurants and cigar clubs, particularly in wider and more geographically dispersed areas with varied demographic characteristics, e.g., the Grand Havana Rooms which the Company intends to open in the near future in New York and Washington, D.C. The Company has not conducted and does not intend to conduct formal concept feasibility or market studies with respect to the operation of its Grand Havana Rooms in other markets. Achieving customer awareness and market acceptance, particularly as the Company seeks to penetrate new markets, will require extensive efforts and expenditures by the Company. There can be no assurance that the Company's new Grand Havana Rooms will achieve significant market acceptance.

         Risks of Expansion. Since its inception in 1993, the Company has rapidly expanded through a series of acquisitions and development. The Company's acquisition of the Love's restaurant chain in 1993 was not as profitable as anticipated by the Company and the Company adopted a plan of discontinuance of its Love's restaurants operations in December 1996. Although the Company intends to continue its strategy of aggressive growth, in particular with respect to the development of new private membership Grand Havana Rooms, and will seek to increase significantly the number of Grand Havana Rooms, the Company has no experience in the growth of restaurants and cigar clubs and/or in managing a large number of restaurants and cigar clubs which are geographically dispersed. The Company's expansion will be dependent on, among other things, market acceptance of the Company's private membership restaurant and cigar club concept, the availability of suitable restaurant and cigar club sites, timely development and construction of the restaurant and cigar clubs, the hiring of skilled management and other personnel, the general ability to successfully manage growth (including monitoring the cigar clubs and restaurants, controlling costs and maintaining effective quality controls), and the availability of adequate financing. There can be no assurance that the Company will be successful in its proposed expansion. In view of the Company's small restaurant and cigar club base, the lack of success or closing of any of its restaurants and cigar clubs could have a material adverse effect upon the Company.

         Possible Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. As a result of its expansion activities, the Company's working capital has continually been reduced. The Company anticipates that in connection with its development plans during the next 12 months of operations, the Company may require additional funds which the Company may raise through the private placement of securities. In this regard, the Company is currently conducting a private placement of its securities in order to raise up to $1,000,000 and has raised an aggregate of $785,000 in such private placement to date. Although management believes that with its current working capital, the funds raised in the private placement, and the monies received from initial membership fees at its new Grand Havana Rooms, the Company will be able to operate its business and to fund the development of its business for at least the next 12 months, there can be no assurance that the Company will be able to do so. If the Company's working capital, funds received in its private placement and membership fees are insufficient to funds its continuing operations and development plans, there can be no assurance that additional financing will be available to the Company on acceptable terms, or at all.

         Restaurant Industry. The restaurant business is often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs and availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and the Company's On Canon restaurant, and restaurants in its Grand Havana Rooms, in particular.

         Competition. The Company's Grand Havana Rooms will compete with other clubs that offer private memberships as well as with other restaurants, bars and other establishments which are open to the public and at which cigar smoking is permitted. The Company is currently unaware of any other private membership cigar clubs catering to affluent clientele, and the Company intends to maintain this niche which the Company believes will enable it to compete effectively with other private membership clubs as well as with other bars and restaurants that are open to the public and permit the smoking of cigars. Many of the Grand Havana Rooms' competitors have substantially greater financial, marketing, personnel and other resources than the Company, and the Company believes its ability to compete effectively will continue to depend on its ability to offer an exclusive membership club that caters to affluent cigar smokers and offers a high quality distinctive restaurant, smoking lounge and bar.

         The restaurant industry is highly competitive with respect to price, service, food quality and location, and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than the Company. These competitors include national, regional and local chains, many of which specialize in or offer products similar to those offered by the Company. The Company can also be expected to face competition from numerous other restaurants and food service establishments. Many of the Company's competitors have achieved significant national, regional and local brand name and product recognition and engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. In addition, there can be no assurance that consumers will regard the Company's products as significantly distinguishable from competitive products, that substantially equivalent products will not be introduced by the Company's competitors or that the Company will be able to compete successfully.

         Trademarks and Service Marks. The Company believes that its present and proposed trademarks and service marks have significant value and are important to the marketing of its restaurants and products. There can be no assurance, however, that the Company's marks do not or will not violate the proprietary rights of others, that the Company's marks would be upheld if challenged or that the Company will not be prevented from using its marks, any of which could have an adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its trademarks and service marks.

         Food and Beverage Regulation. The Company's restaurants, including the restaurants in the Company's Grand Havana Rooms, are subject to numerous federal, state and local laws regulating their business, including health, sanitation, safety standards, alcoholic beverage control and fire regulations. The development and construction of additional restaurants, including those within the Company's Grand Havana Rooms, will be subject to compliance with applicable zoning, land use and environmental regulations. Each of the Company's On Canon restaurant, and its currently operational Grand Havana Room, has appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant has food service licenses from local health authorities. The failure of a restaurant to obtain or retain liquor or food service licenses could have a material adverse effect on its operations. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area including the proposed new Grand Havana Rooms to be developed by the Company.

         Alcoholic beverage control regulations require each of the Company's restaurants to apply to a state authority and, in certain locations, county and municipal authorities, for a license and permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the Company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The Company has not encountered any material problems relating to alcoholic beverage licenses to date. In California, there is a set number of licenses available, but there is an active market through which new licenses can be obtained at the then-applicable market price. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect the Company's ability to obtain such a license elsewhere.

         The Company is subject in California, and may be subject in certain other states, to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. The Company carries comprehensive general liability insurance which it believes is consistent with coverage carried by other entities in the restaurant industry. Even though the Company is covered by insurance, a judgment against the Company under a dram-shop statute in excess of the Company's liability coverage could have a material adverse effect on the Company. The Company has never been the subject of a "dram-shop" claim.

         Leasehold Commitments. The Company's income from operations is currently insufficient to meet its lease payment obligations that will commence in March 1997 with respect to its leases for its proposed New York, New York and Washington, D.C. Grand Havana Rooms. Although the Company anticipates that it will be able to meet these leasehold obligations initially from its existing working capital, from initial membership fees and from the income from operations of its New York Grand Havana Room and Washington, D.C. Grand Havana Room once these establishments are opened, there can be no assurance that the income from these establishments will be sufficient to allow the Company to meets its leasehold obligations under these two leases.

         Control by Management. Following completion of this offering, Harry Shuster, the Chairman of the Board, President and Chief Executive Officer of the Company, and Harvey Bibicoff, a director of the Company, will beneficially own, in the aggregate, approximately 32% of the outstanding shares of Common Stock of the Company (assuming the sale of all of the Selling Stockholder's shares). In addition, United Leisure Corporation, a public company of which Harry Shuster is the Chairman of the Board and Chief Executive Officer, will own approximately 7% of the outstanding shares of Common Stock of the Company. Accordingly, such persons will have significant influence over the outcome of all matters submitted to the stockholders for approval, including the election of Directors of the Company.

         Tobacco Industry Regulation. Cigars and other tobacco products are subject to regulation in the United States at the federal, state and local levels. Federal law has required health warnings on cigarettes since 1965; however, there is currently no federal law requiring that cigars or pipe tobacco carry such warnings. However, California requires "clear and reasonable" warnings to consumers who are exposed to chemicals known to the state to cause cancer or reproductive toxicity, including tobacco smoke and several of its constituent chemicals. Violations of this law, known as Proposition 65, can result in a civil penalty not to exceed $2,500 per day for each violation.

         The majority of states, including California, restrict or prohibit smoking in certain public places and restrict the sale of tobacco products to minors. Local legislative and regulatory bodies have also increasingly moved to curtail smoking by prohibiting smoking in certain buildings or areas or by requiring designated "smoking" areas. Although the Company believes that because it offers a private membership club it will be exempt from future regulations that might further prohibit smoking, if regulations should be enacted which would in any way limit or prohibit the smoking of cigars in the Company's Grand Havana Rooms this would have a material adverse effect on the business of the Company.

         Cigars and pipe tobacco have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. Enactment of significant increases in or new federal, state or local excise taxes may result in significantly increasing the price of cigars which could result in decreased sales of cigars at the Company's Grand Havana Rooms, and a decrease in the number of persons who smoke cigars which could cause a reduction in memberships at the Grand Havana Rooms.

         A variety of bills relating to tobacco issues have been recently introduced in the Congress of the United States, including bills that would have
(i) prohibited the advertising and promotion of all tobacco products and/or restricted or eliminated the deductibility of advertising expenses; (ii) increase labeling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins; and (iii) shifting regulatory control of tobacco products and advertisements from the U.S. Federal Trade Commission to the U.S. Food and Drug Administration. There can be no assurance as to the ultimate content, timing or effect of any additional regulation of tobacco products by any federal, state, local or regulatory body, and there can be no assurance that any such legislation or regulation would have a material adverse affect on the Company's business.

         No Dividends on Common Stock. The Company has never paid any dividends on its Common Stock and does not anticipate payment of any cash dividends for the foreseeable future.

         Rule 144 Sales; Future Sales of Common Stock. As of February 15, 1997, the Company had outstanding 7,509,100 shares of Common Stock, of which 2,012,500 were registered in the Company's initial public offering, and 1,066,000 were registered for resale on behalf of a stockholder of the Company in a previous registration. Most of the remaining 4,430,600 shares of Common Stock are "restricted securities" as that term is defined under Rule 144 of the Securities Act and may be sold in compliance with Rule 144 of the Securities Act. Ordinarily, under Rule 144, as amended effective April 1997, a person who is an affiliate of the Company (as that term is defined in Rule 144) and has beneficially owned restricted securities for a period of one year may, every three months, sell in brokerage transactions an amount that does not exceed the greater of (i) 1% of the outstanding class of such securities or (ii) the average weekly trading volume of trading in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. A person who is not an affiliate of the Company who beneficially owns restricted securities is also subject to the foregoing volume limitations but may, after the expiration of two years, sell unlimited amounts of such securities under certain circumstances. Possible or actual sales of the Company's outstanding Common Stock by certain of the present stockholders under Rule 144, as well as the sale of the shares by the Selling Stockholder in this offering, may have a depressive effect on the price of the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

         In addition, the holders of certain warrants issued by the Company have demanded registration of the shares of Common Stock underlying the Underwriters' Unit Purchase Options issued by the Company in connection with its initial public offering of securities ("Underwriters' Unit Purchase Options"), which Underwriters Unit Purchase Options are exercisable for an aggregate of 175,000 shares of Common Stock at an exercise price of $5.00 per share, subject to adjustment, 175,000 Class A Warrants and 175,000 Class B Warrants, with each Class A Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $6.60 per share, subject to adjustment, and each Class B Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $6.60 per share, subject to adjustment. The registration of the shares of Common Stock underlying the Underwriters' Unit Purchase Option, which the Company intends to complete in the near future, could have a further depressive effect on the price of the Common Stock and could further impair the Company's ability to raise capital through the sale of its equity securities.

         Volatility of Market Price for the Common Stock. The market price for the Common Stock prior to the date hereof has been highly volatile. Factors such as the Company's operating results and announcements by the Company or its competitors may have a significant impact on the market price for the Common Stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

         "Penny Stock" Regulations. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the securities offered hereby are removed from Nasdaq, the Company's securities may be considered "penny stock" and thereby become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities.

         Future Issuances of Stock by the Company. As of February 15, 1997, the Company had outstanding 7,509,100 shares of Common Stock out of a total of 22,000,000 shares of Common Stock authorized, without giving effect to the exercise of 2,012,500 of the Company's Class A Warrants and 2,012,500 of the Company's Class B Warrants currently outstanding, warrants to purchase an aggregate of 1,046,666 shares of Common Stock issued in a recent private placement by the Company, and without giving effect to the exercise of options to purchase an additional 651,500 shares of Common Stock, which shares are being registered in this offering, and without giving effect to the exercise of the Underwriters' Unit Purchase Option. The remaining shares of Common Stock not issued or reserved for issuance upon exercise of options or warrants may be issued without any action or approval of the Company's stockholders. Although there are no present plans, agreements or undertakings involving the issuance of shares, other than the current private placement being conducted by the Company, any such issuance could be used as a method of discouraging, delaying or preventing a change in control of the Company or could dilute the public ownership of the Company. There can be no assurance that the Company will not undertake to issue such shares if it deems it appropriate to do so.

         Possible Adverse Effects of Authorization of Preferred Stock. The Company's Restated Certificate of Incorporation authorizes the issuance of a maximum of 3,000,000 shares of Preferred Stock on terms that may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the Common Stock. To date, no Preferred Stock has been issued and the Company has no current plans to issue such Preferred Stock. The issuance of such Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock.

                                 USE OF PROCEEDS

         All of the shares of Common Stock offered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of February 15, 1997: (i) the name and position of each of the Selling Stockholders; (ii) the number of shares of Common Stock owned by each Selling Stockholder; (iii) the number of shares of Common Stock covered by this Prospectus and (iv) the amount and percentage of the Common Stock to be owned by each Selling Stockholder after completion of this offering, assuming the sale of all shares of Common Stock covered by this Prospectus. The Company may supplement this Prospectus from time to time to disclose additional Selling Stockholders. The shares to be sold pursuant to this offering include all shares of Common Stock issuable to each person upon the exercise of options granted or to be granted under the Company's 1996 Stock Option Plan as well as those options granted to Joe Pantoliano, a consultant to the Company ("Option Shares").

                                Shares
                              Owned as of                     Shares Owned After Offering
                              February 15,       Shares       ---------------------------
Name and Position               1997(1)        Offered(2)     Number           Percentage
-----------------               -------        ----------     ------           ----------
Joe Pantoliano                  25,000(3)         25,000         0                  *
  Consultant
Stanley Shuster                100,000(4)        100,000         0                  *
  Vice President

---------------
*  less than 1%

(1) Includes shares issuable upon the exercise of options that are exercisable within 60 days of the date hereof. The shares underlying such options are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes all shares of Common Stock that may be received upon exercise of options granted to date, whether or not such options are currently vested.

(3)   Includes options to purchase 25,000 shares exercisable within 60 days.

(4)   Includes options to purchase 100,000 shares exercisable within 60 days.

         The preceding table reflects all Selling Stockholders that are eligible to reoffer and resell Common Stock, whether or not they have a present intent to do so. There is no assurance that any of the Selling Stockholders will sell any or all of the Common Stock offered by them hereunder. The inclusion in the foregoing table of the individuals named therein shall not be deemed an admission that any such individuals are "affiliates" of the Company.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock being sold by the Selling Stockholders are being sold for their own accounts. The Company will not receive any of the proceeds from such sales of Common Stock.

         The distribution of the Common Stock by the Selling Stockholders may be effected from time to time, in one or more transactions, at prices and upon terms then obtainable on the Nasdaq SmallCap Market, at prices related to the prevailing market prices, at negotiated prices or otherwise. In the event that one or more brokers or dealers sells Common Stock it may do so by purchasing Common Stock as principal or by selling the Common Stock as agent. If sales are made through brokers or dealers, any commissions and fees will be paid by the Selling Stockholders. Such brokers or dealers and other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips, Beverly Hills, California.

                                     EXPERTS

         The consolidated balance sheets as of September 30, 1996, and 1995 and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended September 30, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Hollander, Gilbert & Co., independent accountants, given on the authority of that firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. HOWEVER, IF ANY MATERIAL CHANGE OCCURS WHILE THIS PROSPECTUS IS REQUIRED BY LAW TO BE DELIVERED, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT

CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

          Part II -- Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

                  The following documents are incorporated by reference in this registration statement.

                  (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended.

                  (b) Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended December 29, 1996, and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended September 30, 1996.

                  (c) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A, as filed with the Commission on September 25, 1994, including any amendment or report filed for the purpose of updating such description.

                  All documents filed by the Registrant pursuant to Section 13(a), 13(c) 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

                  Not applicable; the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interest of Named Experts and Counsel.

                  Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 102(b)(7) of the General Corporation Law of the State of Delaware grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article SEVENTH of the Company's Restated Certificate of Incorporation, filed in the Office of the Secretary of State of the State of Delaware on August 31, 1993, provides for the elimination of personal liability of a Director to the corporation or its stockholders for monetary damages for the breach of the Director's fiduciary duty to the full extent allowable under Section 102(b)(7).

         Section 145 of the General Corporation Law of the State of Delaware grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article VI of the Company's Bylaws, provides for indemnification of such persons to the full extent allowable under applicable law. In addition, the Company has entered into Indemnity Agreements with each of its Directors, which generally provide contractual indemnity protection which is coextensive with the indemnity provisions of the General Corporation Law of the State of Delaware and the Company's Bylaws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number            Description of Document

(3)-1 Restated Certificate of Incorporation of the Registrant (filed as Exhibit (3)-1 of the Company's Registration Statement on Form SB-2 (Registration No. 33-68252-LA) (the "Registration Statement") and incorporated herein by reference)

(3)-2 Bylaws of the Registrant (filed as Exhibit (3)-2 of the Registration Statement and incorporated herein by reference)

(4)-1             1996 Stock Option Plan

(4)-2 Stock Option Agreement dated as of December 3, 1996 between the Registrant and Stanley Shuster

(4)-3 Stock Option Agreement dated as of January 30, 1996 between the Registrant and Joe Pantoliano

(4)-4 Stock Option Agreement dated as of September 15, 1996 between the Registrant and Joe Pantoliano

(5)               Opinion of Richman, Lawrence, Mann, Greene, Chizever, Friedman
                  & Phillips

(23)-1            Consent of Hollander, Gilbert & Co.

(23)-2 Consent of Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips (included in Exhibit 5)

Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i) To include any prospectus required by section
10(a)(3) of the Securities Act;

                            (ii) To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                            (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 27, 1997.

                                   GRAND HAVANA ENTERPRISES, INC.


                                   By: /s/  HARRY SHUSTER
                                       ______________________________________
                                       Harry Shuster,
                                       Chairman of the Board,
                                       President and Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Title                             Date
---------                                    -----                             ----
/s/ Harry Shuster                         President,                     February 27, 1997
________________________            Chairman of the Board,
Harry Shuster                    and Chief Executive Officer
                                        and Director
                                       (Executive and
                                 Principal Financial Officer)

/s/ Harvey Bibicoff                        Director                      February 27, 1997
________________________
Harvey Bibicoff

                                  Vice President and Director            February __, 1997
________________________
Stanley Shuster

                                  EXHIBIT INDEX


Exhibit
Number            Description of Document

(3)-1 Restated Certificate of Incorporation of the Registrant (filed as Exhibit (3)-1 of the Company's Registration Statement on Form SB-2 (Registration No. 33-68252-LA) (the "Registration Statement") and incorporated herein by reference)

(3)-2 Bylaws of the Registrant (filed as Exhibit (3)-2 of the Registration Statement and incorporated herein by reference)

(4)-1             1996 Stock Option Plan

(4)-2 Stock Option Agreement dated as of December 3, 1996 between the Registrant and Stanley Shuster

(4)-3 Stock Option Agreement dated as of January 30, 1996 between the Registrant and Joe Pantoliano

(4)-4 Stock Option Agreement dated as of September 15, 1996 between the Registrant and Joe Pantoliano

(5)               Opinion of Richman, Lawrence, Mann, Greene, Chizever, Friedman
                  & Phillips

(23)-1            Consent of Hollander, Gilbert & Co.

(23)-2 Consent of Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips (included in Exhibit 5)